Exhibit 10.20

EXECUTION COPY

FOURTH AMENDMENT TO DEVELOPMENT AND CLINICAL SUPPLIES AGREEMENT*

This Fourth Amendment (this Amendment”) is entered into as of March 2, 2011 by and between 3M Company, and 3M Innovative Properties Company having a principal office at 3M Center, Building 275-3E-10, St. Paul, MN 55144-1000 (hereinafter “3M”), and Radius Health, Inc. having a principal office at 201 Broadway, 6th Floor, Cambridge, MA (hereinafter “Radius”) and amends the Development and Clinical Supplies Agreement dated June 19, 2009, as amended by the Amendment dated as of December 31, 2009, the Second Amendment dated as of September 16, 2010 and the Third Amendment dated as of September 29, 2010 (hereinafter, the “Agreement”). Capitalized terms used in this Amendment and not defined herein are used with the meanings ascribed to them in the Agreement.

RECITALS:

WHEREAS, the Parties wish to enter into this Amendment to address certain matters relating to the development and supply of Product to Radius by 3M for use in a Phase II clinical study.

NOW, THEREFORE, in consideration of the Recitals (which are incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.                                       3M shall perform the Workplan attached as Attachment 1 to this Amendment with respect to the development and supply of Product for use by Radius in a Phase II clinical study for the Product.  The Workplan may not fully disclose the detailed technical plans and protocols that 3M will follow in the performance of the Workplan, but 3M represents and warrants that it has adopted such plans and protocols and will provide them to Radius upon request. Such requests shall be submitted as Change Orders and shall be provided at Radius’ expense in the event and to the extent that 3M is required to draft such plans and non-proprietary protocols and cannot utilize plans and protocols that exist at the time that Radius makes such request.  If 3M can utilize plans and protocols that are documented at the time Radius makes such request, 3M shall provide such plans and protocols to Radius at no charge.  3M will deliver Product no later than 14 months after the effective date of this Amendment and will use commercially reasonable efforts to accomplish delivery by March 15, 2012.   The costs for development and supply of Product for the Phase II clinical study is estimated to be $5.9 million, based on the assumptions and tasks outlined in Attachment 1.The Parties shall confer regarding the estimated hours set forth in the Workplan attached as Attachment 1 and such hours may be subject to an adjustment in the event that the Parties determine that the hours required to perform the Workplan are different from the estimated hours set forth in Attachment 1.  3M will provide Radius with a list of significant tasks identified in the Workplan and the hours associated with them. 3M and Radius will meet regularly to review the progress and budget.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3M Drug Delivery Systems	Confidential

2.                                       3M will provide Radius with a copy of documentation as agreed in the Quality Agreement.  3M will also provide a development plan that addresses sterility issues and provides a strategic outline for further development activities until commercialization to Radius.  The plan and any subsequent modifications to the plan will be reviewed with Radius and Radius’ comments will be reasonably considered.   It is understood and agreed that the current plan will be a strategic document that will be subject to revision as the parties move forward.

3.                                       Section 2.3 of the Agreement is hereby amended to read in full as follows:

“2.3  Either Party may at any time propose a change to the Workplan.  If 3M reasonably believes that a proposed change will increase 3M’s costs or delay completion of the Workplan, the Parties will negotiate in good faith to accommodate such requests.  No such change will be effective unless and until set forth in a written Change Order to the Workplan with an agreed budget and timeline that is approved and signed by authorized representatives of the Parties.  ”

4.                                       A new Section 3.6 is hereby added to the Agreement to read in full as follows:

“3.6  (a)  A Steering Committee (“Steering Committee”) shall be established with the responsibilities and authority set forth in this Section 3.6.  The Steering Committee shall consist of four (4) members, two (2) members to be appointed by each of Radius and 3M.  The initial Radius members shall be Richard Lyttle and Nick Harvey and the initial 3M members shall be Steve Wick and Ann Meitz.  Each party may, with notice to the other, substitute any of its members serving on the Steering Committee.  The Parties may also, by mutual agreement, increase or decrease the number of members serving on the Steering Committee; provided that the number of members representing each party remains equal.  Radius shall have the right to appoint one of its members to be the chairperson of the Steering Committee.

(b)  The general purpose of the Steering Committee is to oversee the performance of the Workplan concerning the development and supply of Product for the Phase II clinical study.  The Steering Committee shall have the responsibility and authority to: (i) monitor each of Radius’ and 3M’s implementation of their respective responsibilities under the Workplan; (ii) consider, review and approve any proposed amendments to the services or the deliverables set forth in the Workplan; (iii) report regularly to the management of both Parties upon the progress of the Workplan; (iv) provide a forum for exchange of information related to the efforts of each party with respect to the Workplan; (v) resolve disputes (if any) arising among the members of the Joint Technical Team; and (vi) conduct any other functions as Radius and 3M may agree in writing.

(c)  The Steering Committee shall hold meetings as mutually agreed by the Parties (but in no event less than quarterly, unless mutually agreed by the Parties).  The first meeting of the Steering Committee shall be held by April 15, 2011 and shall be held in Cambridge, Massachusetts.  After the initial meeting, meetings may be held by telephone or video

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

conference, provided that the Parties shall meet in person at least once per year, and such meetings shall be held in Cambridge, Massachusetts or St. Paul, Minnesota unless the Parties mutually agree to hold such meetings elsewhere.  Minutes of all meetings setting forth decisions of the Steering Committee shall be prepared by the chairperson and circulated to all Parties within thirty (30) days after each meeting, and shall not become official until approved by all Parties in writing; minutes shall be presented for approval as the first order of business at the subsequent Steering Committee meeting, or if it is necessary to approve the minutes prior to such subsequent meeting, then the Parties shall approve the minutes within thirty (30) days of receipt thereof.

(d)  The quorum for Steering Committee meetings shall be four (4) members, provided there is at least two (2) members from each of Radius and 3M present.  The Steering Committee will render decisions by unanimous vote.  The members of the Steering Committee shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the Steering Committee.

(e)  Disagreements among the Steering Committee will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within forty five (45) days after the date on which the disagreement arose, then Radius will have the right to make the final decision and such decision shall be final and binding and shall not be subject to Section 12.5; provided that the right of Radius to exercise such final decision under this Section 3.6(e) (i) shall not compel 3M to assume additional costs not agreed to under a Change Order, (ii)  shall not apply to disputes with respect to the interpretation, breach, termination or invalidity of this Agreement, (iii) shall not compel 3M to perform any activities that 3M reasonably considers to be contrary to applicable laws, regulations or ethical principles, and (iv) shall impose a duty on Radius to indemnify and hold 3M harmless from the consequences of any such Radius decision.  Any deadlock not covered by the preceding sentence shall be resolved pursuant to Section 12.5.

(f)  The Parties acknowledge and agree that the deliberations and decision-making of the Steering Committee shall be in accordance with the following operating principles:  (i) decisions should be made in a prompt manner; and (ii) the Parties’ mutual objective is to maximize the commercial success of the Product that is the subject of each Workplan, consistent with sound and ethical business and scientific practices.

(g)  The Steering Committee will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a party’s rights or obligations under this Agreement.”

5.                                       5.3 will be amended as follows:

“5.3  3M will provide a data package to Radius in support of the Drug Product CMC section of regulatory submissions or into 3M’s DMF in support of RADIUS’ regulatory

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

filings, such data package to include any data required by applicable regulatory authorities. It is understood and acknowledged that the Phase II clinical study that is the subject of the Workplan may be undertaken in the United States and/or in selected countries outside the United States and, accordingly, 3M will be responsible for providing Radius with all chemistry, manufacturing and control information related to the Product necessary for Radius’ regulatory filings in respect of the Product with any regulatory authority or government agency, such information may be submitted to the government agency in a DMF if this system exists in the country in which the Phase II study is undertaken.  3M shall provide such information by right of reference to a Drug Master File or in support of a Common Technical Document (CTD).  3M acknowledges and agrees that it will also be responsible for maintaining, updating, and providing all supporting chemistry, manufacturing and control information related to the Product necessary to maintain regulatory filings in respect of the product with any regulatory authority or government agency whether through a Drug Master File or in support of a Common Technical Document.”

6.                                       A new Section 5.7 is added to the Agreement to read in full as follows:

“5.7  (a)  3M shall promptly notify Radius of an impending inspection or audit by any regulatory authority of any facility(ies) where services pursuant to the Workplan are being performed as provided for in Section 5.1 of the Quality Agreement.

(b)  3M will notify and inform Radius with respect to the response to any inquiry or observation from any regulatory authority or government agency relating in any way to the Product or the manufacture of the Product at the 3M facility in accordance with the terms and provisions of Section 5.1 of the Quality Agreement.

(c)  During an inspection by the FDA or other regulatory authority concerning the services performed pursuant to the Workplan, 3M will not disclose information and materials that are not required to be disclosed to such regulatory authority, without the prior consent of Radius, which shall not unreasonably be withheld.  Such information and materials includes, and is limited to: (i) financial data and pricing data (including, but not limited to, the budget and payment sections of the applicable Workplan); (ii) sales data (other than shipment data); and, (iii) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

7.                                       Section 6.1 and Section 11.4 of the Agreement are hereby amended to replace the $[*] per hour rate for 3M with the rate of $[*] per hour for work that is not the subject of a Change Order and the rate of $[*] per hour for work that is the subject of a Change Order.

8.                                       A new Section 11.3A is hereby added to the Agreement to read in full as follows:

“11.3A Radius may terminate within six months of February 28, 2011 with notice to 3M in the event that Radius has determined that the Phase I clinical study for the Product needs to be

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

repeated or that additional clinical data is required with respect thereto in order to initiate the Phase II clinical study for the Product.  Radius will provide 3M upon request with certain data concerning the Phase I clinical study upon any termination pursuant to this Section 11.3A in accordance with the provisions of the Agreement concerning the provision of preclinical and clinical data.”

9.                                       Except to the extent expressly amended by this Amendment, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment.

10.                                 This Amendment may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate as of the date set forth above

3M COMPANY		RADIUS HEALTH INC.

By	/s/ Jim A. Vaughan	By	/s/ B.N. Harvey

Print Name	Jim A. Vaughan	Print Name	B.N. Harvey

Title	Division VP & GM	Title	CPO

Date	3-3-2011	Date	March 2, 2011

3M INNOVATIVE PROPERTIES COMPANY

By	/s/ Robert W. Sprague

Print Name	Robert W. Sprague

Title	Secretary
Date	March 3, 2011
# 201104023

Attachment 1

PROPOSAL TO RADIUS HEALTH INC.

FOR DEVELOPMENT OF A BA058-COATED MICROSTRUCTURED

TRANSDERMAL SYSTEM FOR EVALUATION IN A

PHASE II CLINICAL STUDY

PRESENTED

BY

☐ Drug Delivery Systems

CONFIDENTIAL

- PROPOSAL -

RADIUS BA058 SMTS PROGRAM

EXECUTIVE SUMMARY

3M Drug Delivery Systems is pleased to provide Radius Health Inc. (Radius) with this estimate for development and delivery of Phase II clinical supplies for its BA058 product delivered via 3M’s solid Microstructured Transdermal System (sMTS).

This estimate supports the attached work plan summary and is based on information exchanged between Radius and 3M regarding the requirements for a BA058 sMTS product.  The scope of work outlined in the summary includes all activities required for formulation development and delivery of clinical supplies to enable Radius to perform a Phase II clinical study in humans. As discussed with Radius, 3M will deliver clinical supplies no later than 14 months after the effective date of this Amendment and will use commercially reasonable efforts to accomplish delivery by March 15, 2012 if Radius approves the Phase II Workplan and initiates work on or before March 2, 2011.  If work does not commence on March 2, 2011, 3 months must be added to the time below to provide sufficient ramp up time to obtain and train resources to re-initiate the project.

The estimate for the activities listed in the work plan summary is provided below:

	PROGRAM HOURLY ESTIMATE	TIMING
Scale-up Process Optimization and Preparation of GMP Supplies for Phase II Trial	[*] hours	(as per indicated in the above paragraph)
Direct Costs (Arrays and Applicators based on quantities defined below arrays for each strength and 300 applicators)	$177.3k	—

Deliverables, timing and assumptions are presented in the work plan summary.

3M reserves the right to revise this proposal if the intended scope of work deviates from the work outlined.  Any change in this proposal shall be subject to execution of a Change Order.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

WORK PLAN SUMMARY

Objective:

The objective of the work plan is to optimize manufacturing and analytical activities around the production of BA058-sMTS which will be produced using a new automated process. This work plan will result in the production of BA058-sMTS patches at three different dosage strengths, and a matching placebo patch. This work plan will also support the application for and completion of a Phase 2 clinical study by Radius.

Deliverables:

•                  Delivery of up to 3 distinct GMP clinical doses of BA058 sMTS product plus 1 placebo dose for a Phase II clinical study and supporting stability work. This includes a maximum of 54,600 patches (detail for quantities is shown below.) and [*] POC applicators. Any additional patches or applicators required to support the clinical trial, stability program and the requirement for clinical retains (as per 3M’s SOP for a non-bioequivalence clinical study) will be provided under a Change Order at Radius request and expense.

Planned usage	Active patches	Placebo patches
clinical study supplies	11,250	11,250
Release testing	150	150
Retains	450	600
Stability	2100	0
3M SOP retains	250
Total quantity	14,200	12,000

•                  Crossed over and validated analytical methods to monitor the manufacturing process, the release activities and the stability program

•                  Stability data for each of the three active product lots, as described below.

•                  A stability program for the RTC formulation for up to 6 months as defined in this Workplan

•                  3M shall establish and maintain proprietary Drug Master Files (DMFs) including information on the components, coating and drying manufacturing processes to support regulatory filings in the U.S. and Canada. A right of reference to 3M’s DMFs will be granted to Radius to support regulatory filings in the U.S. and Canada. Outside the U.S., 3M will provide Radius with information necessary to support regulatory filing in all countries where Clinical Development of BA058-sMTS is sited.

This estimate does not include the time associated with execution of the Phase II clinical studies nor completion of support stability.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Milestones for the Workplan:

All dates assume Amendment signed by March 2, 2011.  Should the Amendment be signed at a later date, then the target dates for milestones need to be adjusted accordingly.

1.               Start preliminary RTC optimization – March 2, 2011

2.               March API requirements delivered by Radius to 3M – March 2, 2011

3.               Methods provided to 3M for crossover – March 4, 2011

4.               April API requirements delivered by Radius to 3M – April 1, 2011

5.               May API requirements delivered by Radius to 3M – May 1, 2011

6.               Initiation of coating optimization – May 1, 2011

7.               RTC optimization concludes – June 30, 2011

8.               July API requirements delivered by Radius to 3M – July 1, 2011

9.               Equipment installation – August 1, 2011

10.         Initiation of final optimization of coating and process verification – November 28, 2011

11.         Completion of coating process verification – December 31, 2011

12.         Release phase II supplies – by March 15, 2012

3M assumptions of the work plan:

•                  Validated analytical methods exist and can be crossed over to 3M from Radius – if method development is required, a Change Order will be required at Radius expense

•                  No more than 10 analytical methods need to be crossed over

•                  Adequate GMP BA058 starting material will be provided free of charge to 3M for development and clinical supply manufacture by Radius for phase II clinical supplies.

•                  Work plan assumes the use of the POC MTS applicator system and patch design in Phase 2.

•                  Lot size is not to exceed the quantities listed above of GMP-grade BA058 sMTS arrays to best meet the needs of the Phase 2 study and stability program plans.

•                  An additional 300 units per dose will be manufactured for retains in accordance with 3M’s SOPs. Any additional supplies beyond what is shown in the above table can be provided under a Change Order at Radius’ expense.

•                  Phase II product will be manufactured as low bioburden compatible with the process for Phase 3.

•                  sMTS patches and applicators for use in the Phase II clinical study will be bulk labeled by 3M and provided to Radius for further labeling according to the requirements of the clinical protocol.

•                  Radius will be responsible for executing all elements (protocols, regulatory filings, conduct) of the Phase II trial.

•                  The clinical trial will be conducted in countries to be identified by Radius.

•                  Wear time associated with the array is 24 hours or less.

•                  Stability studies on the product in support of Phase II will be performed as indicated; the stability report will be completed within 4 months of the completion of the stability study.

•                  DMFs for BA058-sMTS CCS and Coating and Drying Process will be filed at least 3 month prior to Phase 2 initiation.

Radius assumptions of the work plan:

•                  The work plan will cover the currently planned activities related to the manufacturing and support of all Phase 2 transdermal clinical trial supplies.  If additional activities are deemed necessary, such activities will be provided under a Change Order with budget and timelines agreed.

•                  This work plan also covers the currently planned CMC/Quality activities required for support of the Phase 2 program for BA058-sMTS, including the 2-year ICH stability program.  If additional activities are deemed necessary, such activities will be provided under a Change Order with budget and timelines agreed.

•                  This work plan also covers the currently planned Regulatory activities required for support of the Phase 2 program for BA058-sMTS in the regions and countries selected for the study.  If additional activities are deemed necessary, such activities will be provided under a Change Order with budget and timelines agreed.

•                  Patches will be supplied in quantities indicated in the above table to support the clinical trial, clinical retains and the stability program.  Any additional quantities required can be provided on a Change Order.

•                  Phase 2 supplies will be manufactured with a low bioburden and will be compatible with the manufacturing process planned for Phase 3.

•                  Phase 2 supplies will be manufactured with residual solvents consistent with USP 467 and its European equivalent, extractables,

•                  Each major work plan task identified below will be associated with a protocol (either existing or to be written under a Change Order) and report, both to be reviewed and agreed with Radius.  Such reports may be redacted to protect 3M proprietary information

•                  All manufacturing activities will be compliant with:

ICH Q1A(R2): Stability Testing of New Drug Substances and Products 3M level 2 validation of analytical procedures.  3M will provide data supporting chemistry, manufacturing and control information necessary for regulatory filings with authorities in and outside the United States

WORKPLAN SUMMARY OF TASKS:

BA058-sMTS Drug Product Development and

Manufacturing Process Scale-up including Phase 2 Supply Production

3M Environmental Health and Safety

Update Hazard Review

Update Risk Assessment (internal)

Update Animal Use Protocols

Qualification of Suppliers

3M Product Development

Terminal sterilization study

RM Receipt and Part Manufacture

RTC Optimization/Characterization

Formulation Optimization/Characterization

Process Optimization (including drying)

Packaging Optimization

[stability program is defined elsewhere]

Supply Production for additional Bridging Tox, if required (additional charge)

3M Product Scale-up to Phase 2

RM Receipt and Part Manufacture

System Integration

Product Development/Optimization:  RTC Optimization, Process Optimization

Process/Product Verifications

3M Support for Execution of Phase 2 Supply Manufacture

Validate Analytical Methods required for the manufacturing process, release and stability programs associated with the Phase 2 clinical trial supplies

Development and Verification of Specifications for Phase 2

Development and Verification of Shipping and Storage Requirements

Update Regulatory Documentation:  Provide up-to-date Drug Product CMC data to support updated IND, File Product Specific DMFs (sMTS-BA058 CCS and sMTS-BA058 Coating and Drying Process)

3M Phase 2 Supply Manufacture and Stability

RM Receipt and Part Manufacture

RM and Component Clearance

RTC Formulation Manufacture and Clearance

Execute Clinical Tickets: Applicator Construction, estimated 300 units; 3 active doses at a maximum as indicated in the table above.

Stability of RTC at 5C/ambient RH – 1,3,6 months

Stability of RTC at 25C/60% RH – 2 days, 1 week

Stability of Phase 2 Supplies:  5C/ambient RH – 1,3,6,9,12 months; 25C/60% RH - 1,3,6,9,12 months; 40C/75% RH – 1,3,6 months; the 18 and 24 months timepoints will be added under a Change Order.

Clear, release and ship Clinical Supplies

Radius Clinical Supplies Manufacturing Tasks

Provide GMP-grade, BA058 API, ready for formulating

Receive, label and release Phase II clinical supplies

Author Investigators Brochure and IND submission

Write clinical protocol, define safety and efficacy endpoints

Execute or oversee the Phase II clinical study

3M DRUG DELIVERY SYSTEMS CONTACT INFORMATION

For inquiries related to the proposal, please contact:

Mary Mathisen

Product Commercialization Manager

3M Drug Delivery Systems

3M Center, Bldg. 260-4N-12

St. Paul, MN 55144

Tel:  651-733-9125

Fax:  651-5751729

Cell: 651-503 0861

E-Mail: mmathisen@mmm.com

Mark Tomai Ph.D.

Head of Vaccine Business

3M Drug Delivery Systems

3M Center, Bldg. 275-3E-10

St. Paul, MN 55144

Tel:  651-733-5375

Cell: 651-403-0455

E-Mail: matomai@mmm.com